U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 19, 2018

Cannapharmarx, Inc.

(Exact name of small business issuer as specified in its charter)

Delaware	000-27055	24-4635140
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

2 Park Plaza

Suite 1200-B

Irvine, CA 92614

(Address of principal executive offices)

949-652-6838

(Issuer’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b2 of the Securities Exchange Act of 1934 (§240.12b2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

Effective November 19, 2018, we entered into a Securities Purchase Agreement with Alternative Medical Solutions, Inc., an Ontario, Canada corporation (“AMS”), its shareholders and Hanover CPMD Acquisition Corp., wherein we intend to acquire all of the issued and outstanding securities of AMS. As part of the material terms of this transaction, we also agreed to acquire all of the outstanding shareholder loans held by the principal shareholder of AMS. The purchase price is $12,710,000, of which $2,710,000 (Canadian) will be paid at closing, minus $350,762.50 in credits due us, totaling $2,359,237.50 due at closing, with the balance $10,000,000 to be paid pursuant to the terms of a relevant subordinated non-interest bearing promissory note, secured only by the shares acquired in AMS. The purchase price may also be reduced in the event AMS incurs liability in outstanding litigation or any additional liabilities are discovered prior to effectiveness. The relevant agreement also provides that the principal shareholders of AMS may elect to convert up to $1,500,000 of the principal balance of the note into up to 2,000,000 shares of our Common Stock ($.75 per share).

AMS is currently conducting an audit of its books and records in accordance with US Generally Accepted Accounting Principles. It is anticipated that the closing of this acquisition will occur approximately 5 days following release and conclusion of this audit, provided there are no unexpected issues that arise therefrom. Upon closing, AMS’s current management will resign but we will retain some of the employees, including individuals who shall continue to assist AMS with its pending application and related issuance to AMS of a producer's license under Canadian law. These persons shall continue to act as a "senior person in charge", "responsible person in charge" or "alternate responsible person in charge" pursuant to applicable Canadian law.

Upon the closing we intend to file another Form 8-K advising of the effectiveness of the AMS acquisition, including providing the audit of AMS’s financial condition. We also intend to begin the process of declassifying our Company as a “shell” company as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

AMS is a corporation organized under the laws of the Province of Ontario. It is a late stage marijuana licensed producer applicant in Canada.   It is currently in the Pre-License Inspection and Licensing phase, which is Stage 5 of 6, with a fully approved license.  Upon completion of the final construction of the AMS cultivation facility, Health Canada will inspect the facility and relevant operating procedures to ensure it meets the standards that have been approved in the application.  At the completion of the licensing stage the company will receive a license to begin cultivation of marijuana.

The facility is a 48,750 square foot marijuana grow facility built on a 6.7 acre parcel of land located in Hanover, Ontario Canada.  To date, exterior construction of the building has been completed, however, no interior construction has begun.  Upon full completion, the facility will contain 20 separate growing rooms which we believe will provide annual production capacity of 9,500 kilos of marijuana (20,900 lbs.).

Completion of the build out of the facility is expected to take an estimated 20 weeks and require additional financing of CAD$18,000,000 which we will seek to raise via equity and debt. There can be no assurances that the financing required to complete construction of the facility will be available, or whether we will be able to begin cultivation and generate revenue therefrom.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective November 19, 2018, Dominick Colvin resigned his positions as our Chief Executive Officer, President and a director. He has been replaced by James Samuelson, who is currently a director of our Company. Mr. Samuelson shall hold such position until the next annual meeting of our Board of Directors, his resignation, removal or death, whichever comes first. As of the date of this report, no officer or director is receiving any compensation from us other than accruing expenses that will be reimbursed.

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Following is Mr. Samuelson’s biographical history:

James Samuelson, 48, was appointed as a director of our Company in April 2018 and as our CEO and President in November 2018.  Since June 2017, Mr. Samuelson has served as a consultant to Vivakor, Inc., a Nevada corporation based in Irvine, CA, whose common stock trades on the OTC Markets which is an asset acquisition company focused on the natural resources and precious metals industry. From January 2006 to June 2016, Mr. Samuelson served as CEO and President of Mid-America Renewable Fuels, Inc., a privately held company engaged in the development and acquisition of renewable energy facilities. Prior to 2006, Mr. Samuelson served as the Chief Financial Officer of a publicly traded technology company headquartered in Berlin, Germany and worked as an investment banker in Paris, France and Vienna, Austria. Mr. Samuelson received a B.S.B.A. in 1992 and a MBA in 1996, both from Creighton University.

Item 9.01.	Financial Statements and Exhibits.

(c). Exhibits.

Number	Exhibit

10.3	AMS Securities Purchases Agreement dated November 19, 2018

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 21, 2018	CANNAPHARMARX, INC.
(Registrant)

By: /s/James Samuelson
James Samuelson, Chief Executive Officer

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